MEMORANDUM OF UNDERSTANDING
 BETWEEN
THE UNIVERSITY OF MISSISSIPPI
AND
 NEMUS
THIS AGREEMENT is made and entered into on 31st day of July 2013 (the "Effective Date") by and between the University of Mississippi, National Center for Natural Products Research with a principal address at University, Mississippi, 38677 (MISSISSIPPI) and NEMUS, a California corporation with a principal address at 16440 Bake Parkway, Suite 150, Irvine, CA 92618. This Agreement is a joint research agreement for purposes of the CREATE Act (the Cooperative Research and Technology Enhancement Act of 2004) with reference to any patent applications stemming from joint research that may result from the sharing of Confidential Information. MISSISSIPPI and NEMUS will seek to develop and implement a mutually beneficial collaboration consisting of, but not limited to, the following areas of cooperation:
1.	The cooperative activities to be covered by this Agreement include extracting, manipulating and studying Cannabis in any form, including but not limited to it's individual molecules, in dried flower form or any combinations thereof, as well as synthetic versions of any and all; developing related IP, including but not limited to trade secrets, patents, copyrights and trademarks; with intentions to create and commercialize medicines using such.
2.	Confidential Information exchanged between the parties will be protected under the terms of the Confidential Disclosure Agreement with an Effective Date of July 2, 2013.
3.	The parties will negotiate a separate Research Agreement that will detail, among other things, how research findings will be published while protecting the intellectual property of each party.
3.	NEMUS will own all right, title and interest in and to any invention, whether or not patentable, invented solely by employees of NEMUS. MISSISSIPPI will own all right, title and interest in and to any invention, whether or not patentable, invented solely by employees of MISSISSIPPI. Right, title and interest in and to inventions, whether or not patentable, invented jointly by employees of NEMUS and MISSISSIPPI will be owned jointly by NEMUS and MISSISSIPPI, each party having an equal and undivided interest. The Parties will negotiate a separate License Agreement in good faith.
4.	The term of this Agreement is five (5) years after the Effective Date and may be extended in writing by mutual agreement of the Parties. The Agreement may be terminated by either Party with a minimum of three (3) months written notice to the other Party.
5.	Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be duly executed by its legally authorized agent on the day and year indicated below.

THE UNIVERSITY OF MISSISSIPPI

By:	/s/ Walter G. Chambliss	7/31/13
Name:	Walter G. Chambliss, Ph.D.	Date
Title:	Director of Technology Management
Office of Research and Sponsored Programs

Acknowledged:

By:	/s/ Dr. Mahmoud A. ElSohly
Name:	Mahmoud A. ElSohly, Ph.D.
Title:	Research Professor, National Center for Natural Products Research

NEMUS, a California Corporation

By:	/s/ Red A. Lapham	07/31/13
Name:	Reg A. Lapham	Date
Title:	CEO